Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Linux Gold Corp.

We consent to the use of our report dated July 15, 2005 on the consolidated statements of operations and cash flows of Linux Gold Corp. for the year ended February 28, 2005 that are included in the Company's annual form 20-F filing for the year ended February 28, 2007, which is included, by reference in the Company's Form S-8.

/s/ “MANNING ELLIOTT LLP”

Chartered Accountants

Vancouver, BC, Canada

July 16, 2007